VIP Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 06/30/2014
Registrant CIK:  00011160168
FILE NUMBER: 811- 10509
 74V.    Net asset value per share (to nearest cent)
Negative answer permitted in this field.

FUND GROUP  Class A   Class B   Class K
AXA AGGRESSIVE ALLOCATION PORTFOLIO VIP  12.49 12.49 12.50
AXA CONSERVATIVE ALLOCATION PORTFOLIO VIP  9.88 9.88 9.87
AXA CONSERVATIVE-PLUS ALLOCATION PORTFOLIO VIP  10.44 10.44 10.45
AXA MODERATE ALLOCATION PORTFOLIO VIP  15.00 14.90 15.02
AXA MODERATE-PLUS ALLOCATION PORTFOLIO VIP  12.09 12.10 12.11
CHARTERSM AGGRESSIVE GROWTH PORTFOLIO VIP   10.50
CHARTERSM ALTERNATIVE 100 CONSERVATIVE PLUS PORTFOLIO VIP   10.41
CHARTERSM ALTERNATIVE 100 GROWTH PORTFOLIO VIP   10.57
CHARTERSM ALTERNATIVE 100 MODERATE PORTFOLIO VIP   10.45
CHARTERSM CONSERVATIVE PORTFOLIO VIP   10.27
CHARTERSM EQUITY PORTFOLIO VIP   10.61
CHARTERSM FIXED INCOME PORTFOLIO VIP   10.16
CHARTERSM GROWTH PORTFOLIO VIP   10.50
CHARTERSM INCOME STRATEGIES PORTFOLIO VIP   10.38
CHARTERSM INTEREST RATE STRATEGIES PORTFOLIO VIP   10.40
CHARTERSM INTERNATIONAL CONSERVATIVE PORTFOLIO VIP   10.31
CHARTERSM INTERNATIONAL GROWTH PORTFOLIO VIP   10.45
CHARTERSM INTERNATIONAL MODERATE PORTFOLIO VIP   10.36
CHARTERSM MODERATE GROWTH PORTFOLIO VIP   10.37
CHARTERSM MODERATE PORTFOLIO VIP   10.32
CHARTERSM MULTI-SECTOR BOND PORTFOLIO VIP  3.94 3.93 3.96
CHARTERSM REAL ASSETS PORTFOLIO VIP   10.44
CHARTERSM SMALL CAP GROWTH PORTFOLIO VIP  11.80 11.70
CHARTERSM SMALL CAP VALUE PORTFOLIO VIP  16.69 16.70
TARGET 2015 ALLOCATION PORTFOLIO VIP   10.33 10.34
TARGET 2025 ALLOCATION PORTFOLIO VIP   11.15 11.16
TARGET 2035 ALLOCATION PORTFOLIO VIP   11.38 11.40
TARGET 2045 ALLOCATION PORTFOLIO VIP   11.28 11.28